UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 2100 Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2013, Basic Energy Services, Inc. (“Basic”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Thomas Monroe (“Roe”) Patterson in anticipation of Mr. Patterson’s appointment as Basic’s Chief Executive Officer and President effective upon the retirement of Kenneth V. Huseman, Basic’s current President and Chief Executive Officer.

As previously disclosed in a Current Report on Form 8-K filed by Basic with the Securities and Exchange Commission on March 28, 2013, Mr. Patterson, 38, has 18 years of related industry experience. He has been Basic’s Senior Vice President and Chief Operating Officer since March 2011 and Senior Vice President of Rig and Truck Operations since September 2008. Prior to that, he has held positions of increasing levels of responsibility within Basic since he joined Basic in February 2006. Prior to joining Basic, he was president of his own manufacturing and oilfield service company, TMP Companies, Inc., from 2000 to 2006. He was a Contracts/Sales Manager for the Permian Division of Patterson Drilling Company from 1996 to 2000. He was in Engine Sales for West Texas Caterpillar from 1995 to 1996. Mr. Patterson graduated with a Bachelor of Science degree from Texas Tech University.

There are no arrangements or understandings between Mr. Patterson and any other persons pursuant to which he was selected as an officer. In addition, Mr. Patterson is not a party to any transaction with Basic that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Patterson will be entitled to an initial base salary of $650,000. Mr. Patterson will also be entitled to an annual performance bonus if certain performance criteria are met and will be eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under Basic’s Fifth Amended and Restated 2003 Incentive Plan. If Mr. Patterson’s employment is terminated by Basic without cause or by Mr. Patterson for good reason or retirement, he would be entitled to a lump sum severance payment equal to 2.0 times the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if termination for such reasons occurs within the six months preceding or the twelve months following a change of control of Basic, Mr. Patterson would be entitled to a lump sum severance payment equal to 3.0 times the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. The Employment Agreement also provides for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments.

The Employment Agreement will be effective on the earlier of January 1, 2014 or the date on which Kenneth V. Huseman ceases to be President and Chief Executive Officer of Basic, provided that Mr. Patterson continues to be an employee of Basic under his existing employment agreement from May 1, 2013 until and as of such effective date. The Employment Agreement is for an initial term of two years and will automatically renew for subsequent one-year periods beginning January 1, 2016 unless notice of termination is properly given by Basic or Mr. Patterson. In the event that the Employment Agreement is not renewed by Basic and a new employment agreement has not been entered into, Mr. Patterson will be entitled to the same severance benefits described above.

As consideration for Basic’s entering into the Employment Agreement, Mr. Patterson has agreed in the Employment Agreement that, for a period of 6 months following the termination of his employment by Basic without cause or by him for good reason, and for a period of two years following the termination of his employment for any other reason, including retirement, he will not, among other things, engage in any business competitive with Basic’s business, render services to any entity who is competitive with Basic or solicit business from certain of Basic’s customers or potential customers. These non-competition restrictions shall not apply in the event that such termination is within 12 months of a change in control of Basic’s business. Additionally, Mr. Patterson has agreed not to solicit any of Basic’s employees to reduce or adversely affect their employment with Basic for a period of two years from the date of his termination, for whatever reason.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement of Thomas Monroe Patterson dated May 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: May 7, 2013	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement of Thomas Monroe Patterson dated May 1, 2013.